Exhibit 10.17

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

OF THE BOARD OF DIRECTORS

OF

COURSERA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Non-employee members of the board of directors (the “Board”) of Coursera, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy (“Policy”). This Policy, originally effective as of the closing of the initial public offering of the Company’s common stock, has been updated, effective as of January 1, 2023, and shall apply with respect to services rendered following such date. The cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such cash compensation or equity grants by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the effective date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

Annual Cash Retainer for Board Service

•
All Non-Employee Directors: $35,000
•
Non-Executive Chair: $50,000 (in lieu of above)

Annual Cash Retainer for Committee Service

In addition, a Non-Employee Director shall be eligible to receive the following additional annual cash retainers for service in the following roles:

Committee Chair:

•
Audit: $20,000
•
Leadership, Diversity, Equity, Inclusion and Compensation: $15,000
•
Nominating and Corporate Governance: $8,000

Committee Member:

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Audit: $10,000
•
Leadership, Diversity, Equity, Inclusion and Compensation: $7,300
•
Nominating and Corporate Governance: $4,000

Equity Compensation

Non-Employee Directors shall be granted the following restricted stock unit (“RSU”) awards under the Company’s 2021 Stock Incentive Plan or its successor (the “Plan”):

Annual Awards: On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, commencing with the 2022 annual meeting, each Non-Employee Director who will continue serving as a member of the Board thereafter, shall receive a grant of RSUs (“Annual RSU Award”) under the Plan with respect to a number of shares of common stock having an aggregate fair market value as determined under the Plan equal to $185,000 calculated on the date of grant.

Each Annual RSU Award shall become fully vested, subject to the applicable Non-Employee Director’s continued service as a director, on the earliest of the 12-month anniversary of the date of grant, the next annual meeting of stockholders following the date of grant or the consummation of a Change in Control (as defined in the Plan).

The RSUs shall be subject to the terms and conditions of the Plan (including the annual limits on non-employee director grants set forth in the Plan) and an RSU agreement, including attached exhibits, in substantially the same form approved by the Board for employee grants subject to the terms specified above.

The Board may also approve other equity grants to Non-Employee Directors under the Plan.

Expenses

The Company shall reimburse directors for reasonable and customary out-of-pocket expenses incurred by the directors in attending board and committee meetings and otherwise performing their duties and obligations as directors.